Exhibit 99.3

Consent of Director Nominee

Teavana Holdings, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Teavana Holdings, Inc. in the Registration Statement (including the prospectus contained therein), as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Thomas A. Saunders, III
Name: Thomas A. Saunders, III
Date: April 28, 2011